Exhibit 99.1
Armstrong World Industries announces plans to exit European residential flooring business and intends to close Teesside, UK manufacturing plant
LANCASTER, PA, August 19, 2010 — Armstrong World Industries, Inc. (“Armstrong”) (NYSE: AWI) has announced that as a result of declining European demand, the company plans to exit the European residential flooring business as soon as possible. As a result of this exit, AWI intends to close its manufacturing plant at Stockton-on-Tees, Teesside, UK. The site employs 163 people. The actual number of jobs that could be impacted by the intended closure will be determined following an employee consultation period, which will last at least 90 days.
“The decision to exit the residential flooring business in Europe and the proposal to close our plant at Teesside were not taken lightly. A review of potential options for the location and employees, including a sale, has been and continues to be conducted. Unfortunately, to date we have not found a workable alternative,” said Frank J. Ready, Executive Vice President, Armstrong World Industries, Inc. and CEO Armstrong Floor Products Worldwide. “Armstrong takes its responsibility to its employees very seriously. We will be supporting our staff, customers and suppliers to ensure a smooth transition. The withdrawal from the European residential business is considered to be necessary for Armstrong to focus on the commercial flooring business and those markets where we have leading positions in order to build a sustainable and profitable business.”
The major factors that contributed to the decision to exit the European residential flooring business and the proposal to close the Teesside plant were the significant reductions in demand for residential cushion vinyl flooring products across Europe and the small scale and disadvantageous input costs of the Teesside facility.
Armstrong Building Products (Ceilings) and Armstrong’s Commercial Flooring business are not impacted by this measure and will continue their activities in Europe.
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Contacts:
Alan Turner, Plant Operations Manager, Armstrong Floor Products Europe, Teesside +44 1642-768669
Paul Scott, Brunswick Group, +44 20 7404 5959 (Europe, UK media)
Beth Riley, bariley@armstrong.com, Investors: +1 (717) 396-6354, News media: +1 (866) 321-6677 (US media)
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in nine countries and has approximately 10,200 employees worldwide. For more information, visit www.armstrong.com.